Exhibit 10.1

Summary of
May 14, 2012 Restricted Stock Unit Awards
To Executive Officers
of Bakers Footwear Group, Inc.

The following table sets forth for each of the Company’s executive officers the number of RSUs granted to each executive officer on May 14, 2012:

Name and Principal Position (1)	Shares of Common Stock Underlying Units(2)
Peter A. Edison	150,000
Chairman of the Board, Chief Executive Officer and President

Mark D. Ianni	100,000
Executive Vice President and Chief Merchandising Officer

Joseph R. VanderPluym	100,000
Executive Vice President and Chief Operations Officer

Stanley K. Tusman	80,000
Executive Vice President and Chief Planning Officer

Charles R. Daniel, III.	80,000
Executive Vice President, Chief Financial Officer, Controller, Treasurer and Secretary

(1)  Messrs. Edison, Ianni, VanderPluym and Tusman are each a party to a written employment agreement with the Company.  All of the executive officers may be a party to other compensation arrangements with the Company that have been filed as exhibits to the Company’s Annual Report on Form 10-K or in other filings with the Securities and Exchange Commission.  The Company’s executive officers are also eligible to participate in the Bakers Footwear Group, Inc. 2003 Stock Option Plan, as amended, and the Bakers Footwear Group, Inc. 2005 Incentive Compensation Plan, receive matching employer contributions to the Company’s 401(k) plan, participate in other employee benefit plans and receive other forms of compensation.  The Company also pays premiums on a life insurance policy solely for the benefit of Mr. Tusman.

(2)  Each of the restricted stock units was issued pursuant to the Bakers Footwear Group, Inc. 2012 Incentive Compensation Plan with the following terms.  Each of the awards will vest and each of the executive officers will be entitled to receive a specified amount of the Company’s common stock after the executive officer (i) has been continuously employed by the Company for two years from the grant date and (ii) the conditions of at least the first of three vesting triggers is satisfied. Satisfaction of each vesting trigger is a condition to vesting of an additional 1/3 of the total amount of the award. The vesting triggers occur when the fair market value of the Company’s common stock reaches certain threshold closing amounts. Each of the awards expire on the fifth anniversary of the date of grant to the extent any vesting triggers have not been satisfied by that date.